Exhibit 99.1

POST APARTMENT HOMES, L.P.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DISTRIBUTIONS

(Dollars in thousands)

	Six Months Ended June 30,		Year Ended December 31,
	2010 (1)		2009 (1)		2008 (1)		2007 (1)		2006 (1)		2005 (1)
Earnings:

Income (loss) from continuing operations	$(34,880)		$(95,727)		$(96,542)		$105,192		$20,023		$(15,842)
Minority interest in consolidated property partnerships	—		—		395		1,857		257		(239)
Equity in loss (income) of unconsolidated entities	(296)		74,447		(1,224)		(1,556)		(1,813)		(1,767)

Income (loss) from continuing operations before minority interest and equity in loss (income) of unconsolidated entities	(35,176)		(21,280)		(97,371)		105,493		18,467		(17,848)

Add:
Distributions of income from investments in unconsolidated entities	873		1,677		2,650		2,554		2,713		2,033
Fixed charges	32,080		69,569		69,774		69,854		71,199		69,641

Deduct:
Capitalized interest	(4,894)		(12,259)		(12,406)		(11,801)		(9,942)		(2,907)
Minority interest in income of consolidated property partnerships not incurring fixed charges	(95)		—		(130)		(1,603)		—		—

Total Earnings ( A )	$(7,212)		$37,707		$(37,483)		$164,497		$82,437		$50,919

Fixed charges and preferred distributions:

Interest expense (2)	$25,174		$53,154		$52,779		$53,633		$56,721		$61,059
Amortization of deferred financing costs	1,486		3,079		3,473		3,297		3,526		4,661
Capitalized interest	4,894		12,259		12,406		11,801		9,942		2,907
Rentals (3)	526		1,077		1,116		1,123		1,010		1,014

Total Fixed Charges ( B )	$32,080		$69,569		$69,774		$69,854		$71,199		$69,641

Preferred distributions, including redemption costs	3,813		7,637		7,637		7,637		7,637		7,637

Total Fixed Charges and Preferred Distributions (C)	$35,893		$77,206		$77,411		$77,491		$78,836		$77,278

Ratio of Earnings to Fixed Charges ( A / B )	(0.2	) x (4)	0.5	x (4)	(0.5	) x (4)	2.4	x	1.2	x	0.7	x (4)

Ratio of Earnings to Fixed Charges and Preferred Distributions ( A / C )	(0.2	) x (4)	0.5	x (4)	(0.5	) x (4)	2.1	x	1.0	x	0.7	x (4)

(1)	Post Apartment Homes, L.P. adopted new guidance in ASC Topic 810 (previously SFAS No. 160) on January 1, 2009. The information in the table above for the years prior to the adoption of the new guidance has not been restated. The retrospective adoption of the new guidance would not have a material impact on the Ratio of Earnings to Fixed Charges or the Ratio of Earnings to Fixed Charges and Preferred Distributions for the prior years presented above.
(2)	Interest expense includes interest expense of continuing and discontinued operations.
(3)	For the six months ended June 30, 2010 and for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, the interest factor of rental expense is calculated as one-third of rental expense. Post Apartment Homes, L.P. believes these represent appropriate interest factors.
(4)	Post Apartment Homes, L.P. would need additional earnings of $39,292 for the six months ended June 30, 2010 and $31,862, $107,257 and $18,722 for the years ended December 31, 2009, 2008 and 2005, respectively, for the Ratio of Earnings to Fixed Charges to equal 1.0. Post Apartment Homes, L.P. would need additional earnings of $43,105 for the six months ended June 30, 2010 and $39,499, $114,894 and $26,359 for the years ended December 31, 2009, 2008 and 2005, respectively, for the Ratio of Earnings to Fixed Charges and Preferred Distributions to equal 1.0.